Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

Cheryl Isen, Principal, Isen and Company
(425) 222-0779 or Cheryl@IsenandCo.com

LIMELIGHT MEDIA GROUP AND IMPART, INC. COMBINE FORCES
Transaction Expands Dynamic Media and Digital Signage Opportunities for both Organizations

Memphis, TN July 7, 2005-- Limelight Media Group, Inc. (OTC Bulletin Board: LMMG - News) an innovator in the creation and management of out-of-home digital advertising networks, today announced that on June 30th, 2005 it completed its acquisition of IMPART, Inc., a leading full-service provider of dynamic media solutions. The all stock transaction detailed in the company’s 8K filing being filed with the Securities and Exchange Commission today includes a reincorporation in Delaware within 90 days. The companies intend to centralize operations in Seattle. As part of the deal, IMPART, Inc. will maintain its name and brand identity and operate as a wholly-owned subsidiary of Limelight Media Group, Inc. There are no anticipated layoffs expected at either company as a result of the acquisition and the existing management team for both organizations will remain intact.

The deal expands the capabilities of both companies and enables the combined organization to address a broader range of digital signage and dynamic media opportunities. Historically, IMPART has used a subscription-based revenue model and focused on the delivery of turnkey dynamic media solutions coupled with a robust and very scalable infrastructure, while Limelight has used an advertisement-driven revenue model to deliver out-of-home advertising and promotional networks. The two companies believe that by joining forces they can more effectively meet the ever-changing customer requirements in this evolving market.

Joe F. Martinez, CEO of IMPART, reinforced the value of combining an advertising-based revenue model with a subscription-based model. “As an emerging field, dynamic media and digital signage offer a vast variety of options to retailers and brands in terms of on location and off site advertising and promotional opportunities.” Martinez continued, “With this deal, dependent upon the content desired, the country’s top retailers and brands will now have the option of delivering their advertising, promotions and other digital content through a single source provider and with a revenue model that makes sense relative to how they choose to have the content delivered.”

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LIMELIGHT MEDIA GROUP AND IMPART, INC. COMBINE FORCES (2)

Currently, IMPART manages more than 1,300 digital signage installations and maintains a growing subscription base of marquee clients that include some of the nations top banks, brands, retail companies and public/government spaces. As a pioneer in the delivery of digital media applications, IMPART offers Limelight a 22-year legacy of market experience and additional infrastructure for deployment into the emerging Point of Decision (POD) markets in retail, banking, corporate and other industries. Further, the management believes the acquisition will accelerate the combined organization’s ability to offer an advertising-based revenue model. Both companies will benefit from more effective utilization of infrastructure and industry relationships that will help in the delivery of complete, turnkey media solutions. This single-source, turnkey approach is fundamental to this emerging market which has been riddled with the complexity of multi-vendor approaches using different systems and oftentimes conflicting strategies. The two companies believe that together they can establish a strong industry foundation, spurring potential future consolidation in the digital media industry.

Referencing the value of the acquisition, David V. Lott, CEO of Limelight Media Group, Inc., stated, “Together the combined companies will be able to more quickly pursue opportunities that otherwise would not have been viable and provide clients with the added services they desire.” Lott added, “The acquisition is truly a combination of two synergistic companies and we believe this is a win-win for both because it positions the combined entity as the dominant player in digital signage and dynamic media.”

About IMPART, Inc.
Founded in 1983, privately held IMPART is headquartered in Seattle, WA, and has gained a reputation as a leader and innovator in the emerging dynamic media industry. As an award-winning, full-service provider, IMPART delivers turnkey solutions for dynamic merchandising, digital signage and networked advertising and communications. Dynamic media solutions are communications networks comprised of plasma or LCD displays that deliver content from PC-based media players and can be offered in a wide variety of hardware configurations. Marketers use dynamic media to reinforce brand awareness and to deliver complex messages in a timely, engaging and entertaining format at the customer “point of decision.” Additional information can be found at www.impartinc.com.

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LIMELIGHT MEDIA GROUP AND IMPART, INC. COMBINE FORCES (3)

About Limelight Media Group, Inc.

Limelight Media Group, Inc., headquartered in Memphis, TN, creates, manages, and supports out-of-home digital advertising and promotional networks. The company’s digital media management system enables simultaneous delivery of video content to a variety of remote audiences in real time, allowing for immediate customization of messages through a centralized network operations center. The company recently began expanding its efforts to include grocery, retail, restaurant, and the hospitality industry. More information can be found at www.limelightmedia.com.

This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although the respective managements of IMPART and Limelight believe that the expectations reflected in these forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

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